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As filed with the Securities and Exchange Commission on June 11, 2010

Registration No: 333-166015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERITAGE OAKS BANCORP
(exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code)	77-0388249 (I.R.S. Employer Identification No.)

545 12th Street
Paso Robles, California 93446
(805) 239-5200
(Address, including zip code and telephone number, including area code, of registrant's principal and executive offices)

Lawrence P. Ward
Heritage Oaks Bancorp
President and Chief Executive Officer
545 12th Street
Paso Robles, California 93446
(805) 239-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kenneth E. Moore, Esq. Ryan J. Barncastle, Esq. Stuart -- Moore 641 Higuera Street Suite 302 San Luis Obispo, CA 93401 (805) 545-8590 (805) 545-8599—facsimile

           Approximate date of commencement of proposed sale to the public:
From time to time on or after the effective date of this Registration Statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed maximum aggregate offering price(2)	Amount of registration fee(1)(4)

Common Stock(5)	18,469,538	$3.40	$62,796,429	$4,477

Convertible Perpetual Preferred Stock, Series C (and underlying shares of Common Stock)	1,189,538	$3.40	$4,044,429	$0

Total			$66,840,858	$4,477

(1)
This registration statement relates to the following securities to be offered for resale by the selling securityholders: (a) shares of Common Stock, no par value (the "Common Stock"); (b) shares of Convertible Perpetual Preferred Stock, Series C, no par value (the "Series C Preferred Stock" or the "Preferred Stock") and the shares of Common Stock underlying such shares; and (c) any additional shares of Common Stock or Preferred Stock that become issuable in connection with anti-dilution adjustments as set forth in the terms of the Preferred Stock.

(2)
Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 416 promulgated under the Securities Act, there are also registered hereunder such indeterminate number of additional shares of Common Stock and Series B Preferred Stock that may become issuable due to anti-dilution adjustments for changes resulting from stock splits, stock dividends, recapitalizations or similar transactions and certain other events specified in the terms of the Preferred Stock, as applicable.

(3)
Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales prices of our Common Stock of $3.40 on June 3, 2010 on the NASDAQ Capital Market pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Series C Preferred Stock. With respect to the Series C Preferred Stock, represents such average value of the Common Stock underlying the Series C Preferred Stock since each share of Series C Preferred Stock is convertible into one share of Common Stock.

(4)
Pursuant to Rule 457(i), a single registration fee is payable with respect to each series of Preferred Stock and the respective underlying shares of Common Stock. A fee of $5,373 was paid with the original filing; no additional fee is owed.

(5)
Represents 17,280,000 shares of Common Stock and the 1,189,538 shares of Common Stock underlying the 1,189,538 outstanding shares of the Series C Preferred Stock.

           The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS

17,280,000 Shares of Common Stock

1,189,538 Shares of Convertible Perpetual Preferred Stock, Series C

1,189,538 Shares of Common Stock Underlying the Series C Preferred Stock

          This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) identified under the heading "Selling Securityholders" on page 25 of this prospectus who currently own such securities or may acquire such securities upon the exercise or conversion of securities currently held.

          An investment in the Securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 3 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the Securities. See "Information Incorporated by Reference."

          This prospectus covers the following securities:

  •
  some or all of the 17,280,000 shares of Common Stock issued to the Selling Security holders upon conversion of their Mandatorily Convertible Adjustable Rate Cumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock");

  •
  some or all of the 1,189,538 shares of our Convertible Perpetual Preferred Stock, Series C, liquidation preference amount of $3.25 per share ("Series C Preferred Stock"); and

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  the shares of our Common Stock into which the Series C Preferred Stock will convert upon transfer to a third party unaffiliated with the present holder of such securities.

          Pursuant to Securities Purchase Agreements dated March 10, 2010 between Heritage Oaks Bancorp and the Selling Securityholders (or an affiliate of the Selling Securityholders), we issued shares of the Series B Preferred Stock and Series C Preferred Stock to the Selling Securityholders in private placement transactions exempt from the registration requirements of the Securities Act of 1933 (we refer to these transactions as the "March 2010 Private Placement"). In order to enable the Series B Preferred Stock and Series C Preferred Stock to convert into our Common Stock in accordance with their terms, we received approval from our shareholders on June 10, 2010 of proposals concerning (i) an amendment to our Articles of Incorporation increasing the number of authorized shares of Common Stock to 100,000,000 (and, correspondingly, to increase the total number of authorized shares of all classes of stock from 25,000,000 to 105,000,000) and (ii) the issuance of our Common Stock in connection with the conversion of the Series B Preferred Stock and Series C Preferred Stock into our Common Stock for purposes of NASDAQ Listing Rule 5635. We refer to these shareholder approvals as the "Shareholder Approvals."

          When used in this prospectus, the term "Securities" refers to the shares of Common Stock, and the shares of Series C Preferred Stock. We agreed in the securities purchase agreements to file this resale registration statement covering these Securities.

          The Selling Securityholders who may sell or otherwise dispose of the Securities were the initial investors (or the permitted affiliate transferees of such investors) in the March 2010 Private Placement described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the Selling Securityholder's sole discretion, subject to certain restrictions. See "Plan of Distribution" on page 28 of this prospectus.

          We will not receive any proceeds from the sale of Securities by the Selling Securityholders.

          Shares of our Common Stock are traded on the NASDAQ Capital Market under the symbol "HEOP." The closing sale price for our Common Stock as reported on the NASDAQ Capital Market on June 3, 2010 was $3.40. The Series C Preferred Stock is not currently listed on an any established securities exchange or quotation system, and we do not intend to seek such listing. In the event we were to seek such listings, there is no guarantee that any established securities exchange or quotation system would accept any of the Series C Preferred Stock for listing.

          None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or fund.

The date of this prospectus is June 11, 2010

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of Securities.

        The distribution of this prospectus and the offering and sale of the Securities in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any Securities in any jurisdiction in which such offer or invitation would be unlawful.

i

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Act or the Exchange Act, respectively.

        Forward-looking statements include:

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  statements of our goals, intentions and expectations;

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  statements regarding our business plan, prospects, growth and operating strategies;

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  statements regarding the quality of our loan and investment portfolios; and

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  estimates of our risk and future costs and benefits.

        Words such as "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should," "will" and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

  •
  Limitations imposed on our business operations in the Consent Order issued March 4, 2010, by the Federal Deposit Insurance Corporation and the California Department of Financial Institutions, and the Written Agreement entered into between the Company and the Federal Reserve Bank of San Francisco on March 4, 2010;

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  Local, regional and national economic conditions and events and the impact they may have on us and our customers;

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  Ability to attract deposits and other sources of liquidity;

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  Oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial;

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  A prolonged slowdown in construction activity;

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  Changes in the financial performance and/or condition of our borrowers;

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  Changes in the level of non-performing and classified assets and charge-offs;

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  Limitations imposed on our business operations because of the securities we issued to the U.S. Treasury pursuant to its Capital Purchase Program and our eventual ability to repurchase such securities;

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  The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and deposit insurance) with which we and our subsidiaries must comply;

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  Changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

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  Inflation, interest rate, securities market and monetary fluctuations;

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  Political instability;

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  Acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu;

ii

  •
  The timely development and acceptance of new banking products and services and perceived overall value of these products and services by users;

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  Changes in consumer spending, borrowing and savings habits;

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  Technological changes;

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  The ability to increase market share and control expenses;

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  Changes in the competitive environment among financial and bank holding companies and other financial service providers;

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  Continued volatility in the credit and equity markets and its effect on the general economy;

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  The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

  •
  Changes in our organization, management, compensation and benefit plans;

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  The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; and

  •
  Our success at managing the risks involved in the foregoing items.

        Some of these and other factors are discussed in this prospectus under the caption "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference, including but not limited to the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009. Any or all of these factors could have an adverse impact on our financial position and our results of operations.

        Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus and the documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire prospectus, the other information to which we refer, and the information incorporated herein by reference before investing in our common stock. You should pay special attention to the "Risk Factors" section of this prospectus to determine whether an investment in the common stock is appropriate for you. In this prospectus, all references to the "Company," "Heritage Oaks," "we," "us" and "our" refer to Heritage Oaks Bancorp and its subsidiaries, unless the context otherwise requires or where otherwise indicated.

Our Company

        Heritage Oaks Bancorp is a Paso Robles, California-based bank holding company. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System, or Federal Reserve Board.

        Heritage Oaks Bancorp conducts operations primarily through Heritage Oaks Bank, which commenced operations in 1983 as a California state bank and now constitutes the largest publicly-owned and operated community bank headquartered in the Central Coast region of California. As a California state bank, Heritage Oaks Bank is subject to primary supervision, examination and regulation by the California Department of Financial Institutions as well as the F.D.I.C. or FDIC. The Bank's deposits are insured by the FDIC up to the applicable limits.

        Heritage Oaks Bank, or the "Bank," provides traditional commercial banking services to small and medium-sized businesses and individuals primarily in San Luis Obispo and Santa Barbara Counties, California through its fifteen branch offices. The Bank is primarily engaged in attracting deposits from small- and medium sized businesses and using these deposits, together with borrowed funds, to originate primarily commercial real estate loans, commercial and industrial loans and land loans, and to a lesser extent, one- to four-family residential mortgage loans, home equity lines of credit, multi-family real estate loans, construction loans and consumer loans within its lending market.

        At March 31, 2010, Heritage Oaks had total assets of $1,019,492,000, total deposits of $795,416,000 and shareholders' equity of $135,219,000. According to June 30, 2009 FDIC data (the most recent available), Heritage Oaks Bank's ten branches in San Luis Obispo County have a 10.05% combined deposit market share within the San Luis Obispo County market area, which would rank it first among community banks and fourth among all banks and thrifts out of sixteen financial institutions in the market, and its five branches in Santa Barbara County have a 2.24% combined deposit market share within the Santa Barbara County market area, which would rank it fifth among community banks and tenth among all banks and thrifts out of twenty-four financial institutions in the market.

        Important information concerning Heritage Oaks' business, financial information, and regulatory status is incorporated herein by reference in accordance with SEC rules. See "Information Incorporated by Reference" and "Where You Can Find More Information" on page 32 to find out how you can obtain this information.

The Offering

Maximum number of shares of Common Stock offered by the Selling Securityholders (in the case of the Series C Preferred Stock subject to anti-dilution adjustments)
17,280,000 shares of Common Stock issued upon the conversion of the 56,160 shares of Series B Preferred Stock
1,189,538 shares of Common Stock underlying the 1,189,538 outstanding shares of Series C Preferred Stock. See "Convertibility of the Series C Preferred Stock into our Common Stock" below.
Maximum number of Series C Preferred Stock offered by the Selling Securityholders	1,189,538 shares of Series C Preferred Stock issued by us to one of the Selling Securityholders on March 12, 2010.
Shares outstanding as of June 10, 2010	25,062,687 shares of Common Stock 1,189,538 shares of Series C Preferred Stock

As discussed above and in "Description of the Capital Stock—each share of Series C Preferred Stock will automatically convert into one share of our Common Stock (subject to anti-dilution adjustments) upon transfer to a third party unaffiliated with the original holder.
Convertibility of Series C Preferred Stock into our Common Stock
Shares of Series C Preferred Stock will be eligible for conversion on the date on which we receive the Shareholder Approvals, and will automatically convert into our Common Stock after such date following the transfer of the Series C Preferred Stock to a third party transferee unaffiliated with the original holder.
Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.
Risk Factors
An investment in our Securities is subject to risks. Please refer to the information contained under the caption "Risk Factors" and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Securities.
NASDAQ Capital Market Symbol	HEOP (Common Stock)
The Series C Preferred Stock is not listed, and the Company does not intend to list the Preferred Stock on any market.

RISK FACTORS

        An investment in our Securities, whether common stock, or Series C Preferred Stock, involves a high degree of risk. Before you purchase any of our Securities, you should carefully consider the risks described below, together with the other information contained or incorporated by reference into this prospectus, including the information contained in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009, and any risks described in our other filings with the Securities and Exchange Commission (which we refer to as the "SEC"), pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision to invest in our Securities. The risks described below and in the documents referred to in the preceding sentence are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock and the values of any of our other Securities could decline, and you may lose all or part of your investment.

Risks Relating to our Securities

Our Participation in the U.S. Treasury's Capital Purchase Program May Pose Certain Risks to Holders of Our Common Stock

        The Company sold to the U.S. Treasury 21,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock and warrants to purchase 611,650 shares of the Company's common stock. Although the Company believes that its participation in the U.S. Treasury's Capital Purchase Program ("CPP") is in the best interests of our shareholders in that it will enhance Company and Bank capital and provide additional funds for future growth, it may pose certain risks to the holders of our common stock such as the following:

  •
  The warrants, if exercised, may be significantly dilutive to current common stockholders.

  •
  Warrants issued to the U.S. Treasury are immediately exercisable, thus the U.S. Treasury may at any time become a significant holder of the Company's common stock and possess significant voting power.

  •
  Although the preferred stock issued to the U.S. Treasury is non-voting, the terms of the CPP stipulate that the U.S. Treasury may vote its senior equity in matters deemed by the U.S. Treasury to have an impact on its holdings.

  •
  Under the terms of the CPP, the Company must seek the approval of the U.S. Treasury for any increases in dividends paid to holders of our common stock as well as any repurchases of our common stock.

  •
  The U.S. Treasury may at any time change the terms of our participation in the CPP.

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  If the Company misses a total of six (6) quarterly dividend payments, the U.S. Treasury will have the right to appoint two directors to our board of directors.

Our Securities are Not an Insured Deposit

        Our securities are not bank deposits and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our securities is inherently risky for the reasons described in this section and elsewhere in this prospectus and is subject to the same market forces that affect the price of securities in any company. As a result, if you acquire our securities, you may lose some or all of your investment.

Our Articles of Incorporation and Bylaws, As Well As Certain Banking Laws, May Have an Anti-Takeover Effect

        Provisions of our articles of incorporation, bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may hinder a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our securities.

We May Raise Additional Capital, Which Could Adversely Affect the Market Price of Our Securities

        We are not restricted from issuing additional shares of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, or from issuing additional shares of preferred stock. We frequently evaluate opportunities to access the capital markets, taking into account our regulatory capital ratios, financial condition and other relevant considerations. Subject to market conditions, we may take further capital actions in addition to issuance of the shares offered by this prospectus. Such actions could include, among other things, the issuance of additional shares of common or preferred stock in public or private transactions in order to further increase our capital levels above the requirements for a well-capitalized institution established by the federal bank regulatory agencies as well as other regulatory targets, or to maintain compliance with the capital ratio requirements of the consent order issued to the Bank by the FDIC and DFI. These issuances would dilute ownership interests of the investors in the offering and could dilute the per share book value of our common stock. New investors may also have rights, preferences and privileges senior to our common stock preferred shareholders, which may adversely impact our current shareholders.

Holders Of Our Junior Subordinated Debentures Have Rights That Are Senior To Those Of Our Common and Preferred Shareholders

        We have supported our continued growth through two issuances of trust preferred securities from two separate special purpose trusts. At March 31, 2010, we had outstanding trust preferred securities totaling $13.0 million. Payments of the principal and interest on the trust preferred securities of these special purpose trusts are fully and unconditionally guaranteed by us. Further, the accompanying junior subordinated debentures we issued to the special purpose trusts are senior to our shares of common and preferred stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our preferred or common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on our preferred or common stock. We have the right to defer distributions on our junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no cash dividends may be paid on our preferred or common stock.

We are a Holding Company and Depend on our Subsidiaries for Dividends, Distributions and Other Payments

        Substantially all of our activities are conducted through Heritage Oaks Bank, and, consequently, as the parent company of the Bank, we receive substantially all of our revenue as dividends from the Bank. On March 10, 2010, the Company announced that the Bank had entered into a Stipulation and Consent with the FDIC and the California Department of Financial Institutions ("DFI"), its primary banking regulators, agreeing to the issuance of a Consent Order (the "Order") effective as of March 4, 2010. Under the Order, the Bank may only pay dividends with the prior consent of the FDIC and the DFI. In addition, on March 4, 2010, we entered into a Written Agreement (the "Written Agreement") with the Federal Reserve Bank of San Francisco (the "Reserve Bank") agreeing not to take any dividends or other payments representing a reduction in capital from the Bank without the prior consent of the Reserve Bank. We do not know when the Bank will receive regulatory approval to pay dividends to us in the future or when we will receive regulatory approval to accept any such dividends.

Risks Relating to our Common Stock

Our Stock Trades Less Frequently Than Others, Which May Make the Value of Your Investment Subject to Fluctuation

        Although our common stock is listed for trading on the NASDAQ Capital Market, the trading volume in our common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

        Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price can fluctuate significantly in response to a variety of factors discussed in this section, including, among other things:

  •
  Actual or anticipated variations in quarterly results of operations;

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  Recommendations by securities analysts;

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  Operating and stock price performance of other companies that investors deem comparable to our company;

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  News reports relating to trends, concerns and other issues in the financial services industry; and

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  Perceptions in the marketplace regarding our company and/or its competitors and the industry in which we operate.

        These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent you from selling your common stock at or above the public offering price. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

Our Outstanding Preferred Stock Impacts Net Income Available to Our Common Stockholders and Earnings Per Common Share and the Warrant Issued to the U.S. Treasury As Well As Other Potential Issuances of Equity Securities May be Dilutive to Holders of Our Common Stock

        The dividends declared on and the accretion of our outstanding preferred stock will reduce the net income available to common stockholders and our earnings per common share. The preferred stock will also receive preferential treatment in the event of our liquidation, dissolution or winding-up. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant issued to the U.S. Treasury is exercised. The shares of common stock underlying the warrant represent approximately 7.9% of the shares of our common stock outstanding as of December 31, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding). Although the U.S. Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction. In addition, to the extent options to purchase common stock under our employee and director stock option plans are exercised, holders of our common stock will incur additional dilution. Further, if we sell additional equity or convertible debt securities, such sales could result in increased dilution to our shareholders.

Risks Relating to the Series C Preferred Stock

        Because the Series C Preferred Stock automatically converts into common stock in certain circumstances described in the section entitled "Description of Capital Stock—Series C Preferred Stock," you should read the discussion of risks related to investments in our Common Stock. See

"—Risks Relating to our Common Stock." Ownership of the Series C Preferred Stock involves additional risks, including but not limited to the following:

The Series C Preferred Stock is a New Series of Securities and an Active Trading Market May Not Develop for Either of Them.

        There is no public market for the Series C Preferred Stock, and we have no plans to list the Series C Preferred Stock on any securities exchange. There is no guarantee that a secondary trading market will develop or, if such a market does develop, that it would provide sufficient liquidity to allow you to trade and sell shares of Preferred Stock easily. The liquidity of any market for the Preferred Stock will depend on a number of factors, including but not limited to:

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  the number of shares of Preferred Stock, if any, that investors purchase in this offering;

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  the number of shares of Preferred Stock that the Selling Securityholders elect to sell in this offering;

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  the number of holders of the Preferred Stock;

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  our performance;

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  the market for similar securities; and

  •
  the market price of our Common Stock.

The Series C Preferred Stock Will Convert into Common Stock Only in Limited Circumstances.

        Shares of Series C Preferred Stock will convert automatically into our Common Stock upon the transfer of the Series C Preferred Stock to a third party transferee that is not affiliated with the original holder.

You May Not Receive Dividends on the Series C Preferred Stock.

        Each share of Series C Preferred Stock will bear a non-cumulative dividend that mirrors any dividend payable on the Common Stock underlying the Preferred Stock. We have suspended payment of dividends on our Common Stock and are currently prohibited from paying dividends on our Common Stock and the Preferred Stock because of the Order and the Written Agreement; no dividends will be payable on the Preferred Stock during such periods until we are eligible to commence paying dividends on our Common Stock. See "—Risks Relating to our Common Stock—We are a holding company and depend on our subsidiaries for dividends, distributions and other payments," and also, "—Risks Relating to our Common Stock—The Terms of Our Outstanding Series A Preferred Stock Limit Our Ability to Pay Dividends on and Repurchase Our Common Stock."

        Our Written Agreement with the Reserve Bank prohibits us from paying dividends on our preferred stock. In addition, cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders including holders of Preferred Stock. Under the Order, the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFI, and under the Written Agreement we are prohibited from accepting such dividends without the prior consent of the Reserve Bank and the DFI.

The Series C Preferred Stock is Equity and is Subordinate to our Existing and Future Indebtedness.

        Our Series C Preferred Stock is an equity interest and does not constitute indebtedness. As such, our Preferred Stock will rank junior to all indebtedness, including our junior subordinated indentures issued in connection with our trust preferred issuances, and other non-equity claims with respect to assets available to satisfy claims, including liquidation.

The Market Price of the Series C Preferred Stock will be Directly Affected by the Market Price of our Common Stock, Which May be Volatile, and this may make it Difficult for you to Resell Series C Preferred Stock at Times or at Prices You Find Attractive.

        To the extent that a secondary market for the Series C Preferred Stock develops, we believe that the market price of the Series C Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how our Common Stock will trade in the future, and many factors could affect the market price of our Common Stock. See "—Risks Relating to our Common Stock—Our Stock Trades Less Frequently Than Others, Which May Make the Value of Your Investment Subject to Fluctuation."

The Issuance of Additional Shares of Preferred Stock Could Adversely Affect Holders of Common Stock, Which May Negatively Impact Your Investment in Series C Preferred Stock.

        Our Board of Directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the shareholders, except in certain circumstances. Our Board of Directors also has the power, without shareholder approval except in certain circumstances, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the Common Stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred stock in the future that has a preference over the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of the Common Stock, then the rights of holders of the Common Stock or the market price of the Common Stock could be adversely affected. As noted above, a decline in the market price of our Common Stock may negatively impact the price for the Series C Preferred Stock.

The Series C Preferred Stock Has Limited Voting Rights.

        Holders of the Series C Preferred Stock will not receive any voting rights, including the right to elect any directors, other than limited voting rights with respect to issuance of preferred stock ranking prior to the Preferred Stock and matters significantly and adversely affecting the rights and privileges of the applicable series of Preferred Stock. See "Description of our Capital Stock—Series C Preferred Stock."

Holders of Shares of Series C Preferred Stock Will Have no Rights as Holders of Our Common Stock Until They Acquire the Common Stock Upon Conversion of the Preferred Stock.

        Until holders of the Preferred Stock acquire Common Stock upon conversion of or as a dividend on the Preferred Stock, such holders will have no rights with respect to our Common Stock, including voting rights (except as required by applicable California law) and rights to receive any dividends or other distributions on our Common Stock. Upon conversion of, or receipt of Common Stock as a dividend on, the Preferred Stock, holders of the Preferred Stock will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs on or after the conversion date.

RECENT DEVELOPMENTS

Regulatory Agreements

        The Bank stipulated to the issuance of a consent order (the "Order"), effective March 4, 2010, with the FDIC, its principal federal banking regulator, and the California Department of Financial Institutions ("DFI") which requires the Bank to take certain measures to improve its safety and soundness. The Bank's stipulation to the issuance by the FDIC and the DFI of the Order resulted from certain findings in a report of examination resulting from an examination of the Bank conducted in September 2009 based upon financial and lending data measured as of June 30, 2009. In entering into the stipulation to entry of the Order, the Bank did not concede the findings or admit to any of the assertions in the report of examination ("ROE").

        Under the Order, the Bank is required to take certain measures as more fully discussed below. The Bank has taken several steps to comply with the Order, and importantly recently completed a capital raise of approximately $60.0 million. This registration statement on Form S-3 is filed in connection with such capital raise. The Bank intends to fully comply with the Order and will continue to take all steps necessary to achieve such compliance.

        Among the corrective actions required are for the Bank to develop and adopt a plan to maintain the minimum capital requirements for a "well-capitalized" bank, and to reach and maintain a Tier 1 leverage ratio of at least 10% and a total risked based capital ratio of 11.5% at the Bank level beginning 90 days from the issuance of the Order. Based on the Company's recently completed capital raise, on a pro forma basis as of March 31, 2010 and assuming the full $60 million of preferred stock is issued and an initial contribution of $48 million to the Bank from the Company, the Bank's leverage ratio and total risk-based capital ratio would be 12.61% and 16.34%, respectively.

        In addition, pursuant to the Order, the Bank must retain qualified management, must notify the FDIC and the DFI in writing when it proposes to add any individual to its Board of Directors or to employ any new senior executive officer, and must conduct an independent study of management and personnel structure of the Bank. A consultant was retained to complete the required management study, and the Bank complied with the Order's timelines for completion of such study and implementation by the board of a plan to address the findings of such study. As part of the capital raise, the Company and Bank have agreed to seek regulatory approval to add as a director of both the Bank and Company one of the principals of the investor in the transaction that proposes to own approximately 14.4% of the outstanding voting shares of the Company. Appropriate applications for such approval were submitted on March 26, 2010 and to date two of the three needed approvals/non-objections have been received. The addition of a director to the Company's Board of Directors required an amendment to the Company's bylaws to increase the range of the size of the board. Such an amendment required the approval of the Company's shareholders and was received at the Company's annual meeting held June 10, 2010.

        Under the Order the Bank's Board of Directors must also increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all the Bank's activities. The Board of Directors believes it has always provided appropriate oversight of the Bank, but has recently taken additional steps to reevaluate such oversight and enhance where appropriate the frequency and duration and the scope and depth of matters covered at its Board meetings in response to the current economic environment and concerns raised in the ROE. In direct response to the ROE, a new joint regulatory compliance committee was formed at both the Bank and Company levels to oversee the Bank's and Company's response to all regulatory matters, including the Order and the Written Agreement, discussed below. Detailed tracking of the Order's requirements, and the Bank's progress in responding thereto, is reviewed and reported at all such committee meetings, with regular reports then being provided by the committee to the full Board. Further, and prior to the issuance of the Order, the Boards of both the Bank and the Company directed their respective Chairman, Michael Morris, to significantly increase his direct oversight of Management and involvement in Bank and Company affairs to ensure an appropriate response at both the Bank and Company to the concerns raised in the recent examination of the Bank.

        The Order further requires the Bank to increase its Allowance for Loan Losses ("ALLL"), as of the date of the ROE, by $3.5 million and to review and revise its ALLL methodology. The Bank subsequently made provision of approximately $19.3 million for ALLL during the third and fourth quarters of 2009. The Bank is currently in the process of revising its policy for determining the adequacy of the ALLL to include an assessment of market conditions and other qualitative factors. The Bank's policy otherwise continues to provide for a comprehensive determination of the adequacy of its ALLL which is to be reviewed promptly and regularly at least once each calendar quarter and be properly reported, and any deficiency in the allowance must be remedied in the calendar quarter it is discovered, by a charge to current operating earnings.

        With respect to classified assets as of the date of the ROE, the Order also requires the Bank to charge-off or collect all assets classified as "Loss" and one-half of the assets classified as "Doubtful," and within 180 days of the Order, to reduce its level of assets classified as "Substandard" to no more than the greater of $50.0 million or 50% of Tier 1 capital plus the ALLL. As of March 31, 2010, the Bank met the requirement to charge-off or collect all assets classified as "Loss" and one-half of the assets classified as "Doubtful" as of the date of the ROE. The Bank is currently pursuing strategies to reduce its "Substandard" assets in an effort to comply with this requirement. Additionally, upon downstream of a majority of the funds the Company raised in its March 2010 private placement, the Bank substantially met this requirement. The Bank presently expects to fully comply with this requirement within the 180 day time limit. The Bank has also developed and implemented a process for the review and approval of all applicable asset disposition plans.

        The Order requires that the Bank develop or revise, adopt and implement a plan, which must be approved by the FDIC and DFI, to reduce the amount of Commercial Real Estate loans extended, particularly focusing on reducing loans for construction and land development. In addition, the Bank is to develop a plan for reducing the number of "watch list" credits to an acceptable level, and develop or revise its written lending and collection policies to provide more effective guidance and control over the Bank's lending function. The Bank is currently in the process of developing a plan to comply with this provision of the Order.

        The Order restricts the Bank from taking certain actions without the consent of the FDIC and the DFI, including paying cash dividends, and from extending additional credit to borrowers of loans charged-off or classified as "loss," "substandard," or "doubtful" in the ROE. The Bank has not paid cash dividends since the first quarter of 2008. In addition, the Bank has put processes and controls in place to ensure extensions of credit, directly or indirectly, are not granted to those borrowers of loans charged-off or classified as "Loss", "Substandard" or "Doubtful" in the ROE. The Bank has also acknowledged that neither the loan committee nor the Board of Directors will approve any extension to a borrower classified "Substandard" or "Doubtful" in the ROE without first collecting all past due interest in cash.

        The Order further requires the Bank to develop or revise, adopt and implement a revised liquidity policy, and to adopt a contingency funding plan to adequately address contingency funding sources and appropriately reduce contingency funding reliance on off-balance sheet sources. The Bank is currently in the process of revising its current liquidity policy and has developed a new contingency funding plan.

        The Order also requires that the Bank prepare and submit to the regulators a revised business plan, that is to include a comprehensive budget, and a 3 year strategic plan, and to further revise its investment policy. The Bank has since prepared a comprehensive budget and revised the investment policy and is in the process of developing a revised business plan and 3 year strategic plan.

        On March 4, 2010, the Company entered into a written agreement with the Federal Reserve Board (the "Written Agreement"), which requires the Company to take certain measures to improve its safety and soundness. Under the Written Agreement, the Company is required to develop and submit for approval, a plan to maintain sufficient capital at the Company and the Bank within 60 days of the date of the Written Agreement. The Written Agreement further provides, among other things, that the Company shall not: declare or pay dividends without prior approval of the Federal Reserve Board, take dividends from the Bank, make any distribution of interest, principal or other sums on subordinated debt or trust preferred securities or incur, increase, or guarantee any debt. The Company is currently taking steps to comply with all requirements of the Written Agreement, including an update to its capital plan and cash flow projections for 2010.

        Although the Company and Bank believe they are taking the appropriate steps to comply with the Order and Written Agreement, no assurance can be given that full compliance with the Order and/or Written Agreement will be achieved.

        The forgoing discussion of the Order and Written Agreement are qualified by reference to the complete text of the Order and Written Agreement, which can be found on the Current Reports on Form 8-K filed March 10, 2010, and March 8, 2010, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents the Company's ratio of earnings to fixed charges on a consolidated basis for the periods presented. For purposes of calculating the ratio of earnings to fixed charges and preferred dividends, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on short and long term debt and interest on deposits, as well as an estimate of interest within net rental expense. For the period ending December 31, 2009, the Company had 21,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock (Series A Preferred Stock) issued on March 20, 2009 to the U.S. Treasury under the CPP. Dividends and accretion associated with the Series A Preferred Stock and Warrants, was $685 thousand and $279 thousand, respectively in 2009. The Company did not have any amortized premiums or discounts related debt for the periods shown. The ratios are based solely on historical financial information, and no pro forma adjustments have been made.

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges
Excluding interest on deposits	(313)%	145%	382%	451%	564%
Including interest on deposits	(7)%	115%	171%	205%	285%

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
Income before taxes	$(12,874)	$2,143	$11,204	$10,453	$10,740

Fixed charges:
Interest expense on deposits	$8,884	$9,703	$11,871	$6,968	$3,479
Interest expense on long-term debt and other borrowings	1,165	2,861	2,880	2,348	1,537
Rent expense, net	1,955	1,882	1,096	628	780

Total fixed charges, including interest on deposits	$12,004	$14,446	$15,847	$9,944	$5,796

Total fixed charges, excluding interest on deposits	$3,120	$4,743	$3,976	$2,976	$2,317

SUMMARY OF THE UNDERLYING TRANSACTIONS

        On March 10, 2010, we entered into securities purchase agreements with various investors, pursuant to which the investors invested an aggregate of $60.0 million in cash in us through direct purchases of newly issued convertible preferred stock in private placement transactions. In the March 2010 Private Placement, we issued to the investors the following securities:

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  an aggregate of 56,160 shares of Series B Preferred Stock, each of which automatically converted into 307.69 shares of our Common Stock (an aggregate of 17,280,000 shares of our Common Stock) based on the initial conversion price of $3.25, when we received the Shareholder Approvals on June 10, 2010; and

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  to one investor, an aggregate of 1,189,538 shares of Series C Preferred Stock, each of which will automatically convert into one share of our Common Stock upon receipt of the Shareholder Approvals and the subsequent transfer of the Series C Preferred Stock to third parties not affiliated with the original holder.

USE OF PROCEEDS

        All Securities sold pursuant to this prospectus will be offered and sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock does not purport to be complete and is qualified in its entirety by reference to the Heritage Oaks Bancorp Articles of Incorporation and the Certificates of Determination filed with California Secretary of State setting forth the terms of the Series C Preferred Stock, copies of which have been filed with the SEC.

        Following receipt of the Shareholder Approvals, the authorized capital stock of Heritage Oaks Bancorp will consist of 100,000,000 shares of common stock, and 5,000,000 shares of preferred stock, no par value. Presently, the authorized capital stock consists of 100 million shares of common stock and 5 million shares of preferred stock. As of June 10, 2010, there were 25,062,687 shares of our Common Stock outstanding, 21,000 shares of Series A Preferred Stock, and 1,189,538 shares of Series C Preferred Stock outstanding.

  Common Stock

  General.

        The Company's Articles of Incorporation authorize the issuance of up to 100,000,000 shares of Company common stock, no par value, of which 7,771,952 shares were outstanding as of December 31, 2009. Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. The common stock has no preemptive, conversion or redemption rights or sinking fund provisions.

  Liquidation Rights.

        In the event of liquidation, holders of common stock of the Company are entitled to rights to assets distributable to shareholders on a pro rata basis after satisfaction of liabilities and rights of holders of preferred stock, if any.

  Assessment.

        Shares of the Company's common stock are not assessable.

  Voting Rights.

        Each share of Company common stock is entitled to one vote per share. Cumulative voting in the election of directors of the Company will apply by virtue of California law. Cumulative voting entitles a shareholder to vote as many votes as equals the number of shares the shareholder owns multiplied by the number of directors to be elected. A shareholder may cast all his votes for a single candidate or distribute such votes among any or all of the candidates.

  Dividends.

        The Company may pay cash dividends out of funds legally available therefor, subject to the restrictions set forth in the CGCL. The CGCL provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. CGCL also provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (i) the corporation's assets equal at least 1 1/4 times its liabilities, and (ii) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation's interest expenses for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

        As a holding company, our ability to pay dividends to our shareholders is affected by the ability of our subsidiary, Heritage Oaks Bank, to make distributions to us. The payment of cash dividends by the

Bank is subject to restrictions set forth in the California Financial Code (the "Financial Code"). The Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (a) a bank's retained earnings; or (b) a bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the DFI, make a distribution to its shareholders in an amount not exceeding the greater of (x) its retained earnings; (y) its net income for its last fiscal year; or (z) its net income for its current fiscal year. In the event that the DFI determines that the shareholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the DFI may order the bank to refrain from making a proposed distribution. The FDIC may also restrict the payment of dividends if such payment would be deemed unsafe or unsound or if after the payment of such dividends, the bank would be included in one of the "undercapitalized" categories for capital adequacy purposes pursuant to federal law.

        In addition, as a registered bank holding company, we are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. As discussed previously, the terms of the Written Agreement prohibit us from paying dividends at the present time.

        Finally, payment of dividends on our common stock may be limited by the terms of any preferred stock currently outstanding, or which may be issued in the future. Please see the discussion below titled "Series A Preferred Stock—Dividends on Shares of Series A Preferred Stock," for a description of dividend limitations relating to that series of preferred stock.

  Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

  Preferred Stock

        The Company's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of Company preferred stock, no par value, of which 21,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which are issued and outstanding as of the date of this prospectus, with a $1,000 liquidation preference per share, 56,160 shares have been designated as the Series B Preferred Stock, of which 52,088 are outstanding as of the date this prospectus, with a $1,000 liquidation preference, and 2,442,461 shares have been designated as the Series C Preferred Stock, of which 1,189,538 are outstanding as of the date of this prospectus, with a liquidation preference of $3.25 per share.

        Our Articles of Incorporation, as amended, subject to limitations prescribed in such articles and subject to limitations prescribed by California law, authorize the board of directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the board of directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

  Series A Preferred Stock

        On March 20, 2009, pursuant to the Capital Purchase Program, we issued to the U.S. Treasury 21,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation amount per share equal to $1,000, for a total price of $21,000,000. The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of our common stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances. Prior to March 20, 2012, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or otherwise acquire any of our shares of common stock or trust preferred securities, subject to certain limited exceptions. In addition, so long as any shares of our Series A Preferred Stock are outstanding, we may not repurchase or otherwise acquire any of our outstanding common stock unless we are current in our dividend payments on our outstanding Series A Preferred Stock. We may not redeem the Series A Preferred Stock without requisite regulatory approval.

  Voting Rights

        Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

  Election of Two Directors upon Non-Payment of Dividends.

        If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect two members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Our bylaws and a contract with the U.S. Treasury provide that in the event such voting right is triggered, the authorized number of directors on our board of directors shall be increased by two members. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Capital Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

        Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of our authorized directors will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term. As of the date of this prospectus, we have not missed any dividend payments on the Series A Preferred Stock. However, as discussed above, the terms of the Written Agreement prohibit us from paying dividends on our equity securities. Although we have received authorization to pay dividends on our Series A Preferred Stock previously, no assurance can be given that such approvals will be granted in the future.

  Other Voting Rights.

        So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or written consent of shareholders required by law or by our articles of incorporation, the vote or written consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

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  any amendment or alteration of the certificate of determination for the Series A Preferred Stock or our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

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  any amendment, alteration or repeal of any provision of the certificate of determination for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

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  any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation by us with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

        To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held.

        The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

  Liquidation Rights

        In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

        If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

        For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

  Dividends on Shares of Series A Preferred Stock.

        Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period during the five year period following March 20, 2009, and are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

        Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, with payments having commenced on May 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor fewer than 10 days prior to the applicable dividend payment date.

        If we determine not to pay a dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of the shares of the Series A Preferred Stock prior to the applicable dividend payment date.

        In addition to the foregoing dividend rights and limitations specific to the Series A Preferred Stock, the Company also is subject to certain general limitations on its ability to pay dividends or make distributions to its shareholders as discussed above in the section captioned "Common Stock—Dividends."

  Priority of Dividends

        With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

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  Senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

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  at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

        So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on Heritage Oaks Bancorp's common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

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  purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

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  purchases or other acquisitions by broker-dealer subsidiaries of Heritage Oaks Bancorp solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

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  purchases or other acquisitions by broker-dealer subsidiaries of Heritage Oaks Bancorp for resale pursuant to a stock offering by Heritage Oaks Bancorp that is underwritten by the related broker-dealer subsidiary;

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  any dividends or distributions of rights or junior stock in connection with any shareholders' rights plan or repurchases of rights pursuant to any shareholders' rights plan;

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  acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is Heritage Oaks Bancorp or a subsidiary of Heritage Oaks Bancorp, including as trustee or custodian; and

  •
  the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before March 20, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

        On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

        Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

  Redemption Rights

        The Certificate of Determination of Series A Preferred Stock provides that such stock may not be redeemed prior to May 15, 2012, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $5,250,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of the issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings.

        In any redemption or repurchase, the redemption or repurchase price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

        The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

        If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

        We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

        Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Treasury Warrant

        In connection with the U.S. Treasury's purchase of our Series A Preferred Stock, we issued to the U.S. Treasury, or the "warrantholder," a warrant exercisable for 611,650 shares of our common stock (subject to adjustment as described below) at an initial exercise price of $5.15 per share (the "Warrant"). The Warrant may be exercised at any time on or before March 20, 2019 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by our withholding of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price.

  Rights as a Shareholder

        The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

  Transferability

        The Warrant, and all rights under the Warrant, are generally transferable.

  Adjustments to the Warrant

        Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

        Anti-dilution Adjustment.    Until the earlier of March 20, 2012 and the date the initial warrantholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

  •
  as consideration for or to fund the acquisition of businesses and/or related assets;

  •
  in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

  •
  in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

  •
  in connection with the exercise of preemptive rights on terms existing as of March 20, 2009.

        Other Distributions.    If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

        Certain Repurchases.    If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

        Business Combinations.    In the event of a merger, consolidation or similar transaction by us that requires shareholder approval, the warrantholder's right to receive shares of our common stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

  Repurchase of the Warrant

        Following the redemption in whole of the Series A Preferred Stock held by the warrantholder or the transfer by the warrantholder of all of its Series A Preferred Stock to one or more unaffiliated third parties, we may, upon notice to the warrantholder, repurchase any portion of the Warrant at any time at Fair Market Value.

        "Fair Market Value" is first determined by our board of directors, acting in good faith in reliance on an opinion of a nationally recognized independent investment banking firm. If the warrantholder disagrees with our board of directors' determination, it may object within ten days. Following such an objection, an authorized representative of the warrantholder and our chief executive officer will promptly meet to agree upon the Fair Market Value. If, after ten days following the objection of the warrantholder, such parties are unable to agree on the Fair Market Value, the Appraisal Procedure may be invoked by either party within thirty days of the warrantholder's objection.

        "Appraisal Procedure" means a procedure whereby two independent appraisers, one chosen by the warrantholder and one chosen by us, mutually agree on the Fair Market Value. If the two independent appraisers are unable to agree, a third independent appraiser will be chosen by mutual consent of the first two appraisers. In certain cases where the determination of one appraiser differs widely from those of the other two appraisers, the disparate appraisal may be excluded. Whether or not an appraisal is so excluded, the Fair Market Value is the average of the included appraisals.

Series C Preferred Stock

  Authorized Shares and Liquidation Preference

        The number of authorized shares of Series C Preferred Stock is 2,442,461, and there are 1,189,538 shares presently outstanding. Shares of Series C Preferred Stock have no par value and a liquidation preference of $3.25 per share.

  Ranking

        The Series C Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks (i) junior to all other series of preferred stock, including the Series A Preferred, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) on parity to our Common Stock, on all matters except with respect liquidation, in which the Series C Preferred ranks senior to our Common Stock. The Company has the right to authorize and/or issue additional shares or classes or series of junior securities or parity securities without the consent of the holders.

  Dividends, and Other Matters Affecting Common Stock

        In case the Company shall: (i) pay a dividend in cash or shares of Common Stock or make a distribution in shares of Common Stock then the Company shall pay a similar dividend in cash or shares of Series C Preferred Stock or make a similar distribution of shares of the Series C Preferred Stock; (ii) subdivide its outstanding shares of Common Stock into a greater number of shares then the Company shall similarly subdivide its outstanding shares of Series C Preferred Stock; (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock then the Company shall similarly combine its outstanding shares of Series C Preferred Stock; or (iv) issue by reclassification of its shares of Common Stock or capital reorganization other securities of the Company, then the Company shall similarly issue by reclassification the shares of Series C Preferred Stock or capital reorganization other securities of the Company with respect to the Series C Preferred Stock.

        Cash dividends from the Bank are the primary source of funds for payment of cash dividends to our shareholders, and under the Order the Bank is currently prohibited from paying cash dividends without the prior consent of the FDIC and the DFI. We are also prohibited from paying dividends under the Written Agreement without the prior consent of the Reserve Bank.

  Rights Upon Liquidation

        In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series C Preferred Stock will be entitled, for each share of the Series C Preferred Stock held, to the liquidation preference per share of $3.25, plus any accrued but unpaid dividends.

        In the event the assets of the Corporation available for distribution to shareholders after satisfying the liquidation preferences of the Series A Preferred, upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock, Holders shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

  Redemption

        The Series C Preferred Stock are not redeemable.

  Mandatory Conversion

        The Series C Preferred Stock is not convertible unless, and until the Shareholder Approvals are received. Following such receipt, the Series C Preferred Stock is mandatorily convertible into shares of our Common Stock upon the transfer of shares of Series C Preferred Stock to an unaffiliated third party of the original holder. Each Share of Series C Preferred Stock is convertible into one share of Common Stock.

  Voting Rights

        Except as set forth below, holders of the Series C Preferred Stock will not have any voting rights.

        So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles of Incorporation, the vote or consent of the holders of two-thirds of the outstanding shares of Series C Preferred Stock voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for (i) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Company's Articles of Incorporation (including the Certificate of Determination for the Series C Preferred Stock) or the Company's bylaws that would alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect them adversely, or (ii) the consummation of a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of the Company with another entity, except that the holders of Series C Preferred Stock will have no right to vote under this provision or under California law if in each case (a) the Series C Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (b) such Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole.

  Transfer Agent

        American Stock Transfer and Trust Company, serves as the transfer agent, registrar, payment agent and conversion agent for our Series C Preferred Stock.

Defensive Provisions in Articles or Bylaws

        Heritage Oaks Bancorp's Articles of Incorporation and Bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders that might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual Heritage Oaks shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, Heritage Oaks shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent board of directors or management of Heritage Oaks more difficult.

        The following description of certain provisions of the Articles of Incorporation and bylaws of Heritage Oaks is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to Heritage Oaks' previous filings with the SEC. See "Where You Can Find More Information" to learn how to obtain a copy of these documents.

        Authorized Shares.    Heritage Oaks Bancorp's Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common and preferred stock were authorized to provide Heritage Oaks' board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors, to the extent consistent with its fiduciary duty, to deter future attempts to gain control of Heritage Oaks. Heritage Oaks' board has no present plans for the issuance of additional shares, other than the issuance of shares of Heritage Oaks common stock upon exercise of stock options and in this offering.

Purpose and Takeover Defensive Effects of Heritage Oaks' Articles of Incorporation

        The board of directors of Heritage Oaks believes that the provisions described above are prudent and will reduce Heritage Oaks' vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of Heritage Oaks and its shareholders. In the judgment of the board of directors, Heritage Oaks' board will be in the best position to determine the true value of Heritage Oaks and to negotiate more effectively for terms that will be in the best interest of its shareholders. Accordingly, the board of directors believes that it is in the best interest of Heritage Oaks and its shareholders to encourage potential acquirers to negotiate directly with the board of directors of Heritage Oaks, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Heritage Oaks and otherwise in the best interest of all shareholders.

        Attempts to acquire control of financial institutions have become increasingly common. Takeover attempts, which have not been negotiated with and approved by the board of directors, present to shareholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction, which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for Heritage Oaks and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Heritage Oaks' assets.

        An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders. The concentration of control which could result from a tender offer or other takeover attempt could also deprive Heritage Oaks' remaining shareholders of benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners became less than the 300, thereby allowing for Exchange Act deregistration.

        Despite the belief of Heritage Oaks as to the benefits to shareholders of these provisions of Heritage Oaks' articles of incorporation, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by Heritage Oaks' board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions may also render the removal of Heritage Oaks' board of directors and management more difficult. The board of directors of Heritage Oaks, however, has concluded that the potential benefits outweigh the possible disadvantages.

Restrictions on Ownership

        The Bank Holding Company Act requires any "bank holding company," as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

SELLING SECURITYHOLDERS

        When we refer to the "Selling Securityholders" in this prospectus we mean the persons listed in the table below. The Selling Securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus. We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the shares offered under this prospectus.

        The Selling Securityholders initially acquired the Securities covered by this prospectus on March 12, 2010, at the closing of the March 2010 Private Placement described above under "Summary of the Underlying Transactions." The Selling Securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in "—Plan of Distribution."

        Except as set forth below under "—Board Representation and Board Observer Rights of Certain Selling Securityholders," positions held by certain investors participating in the March 2010 Private Placement as indicated in the next sentence, and other than with respect to the acquisition of the Securities from us, none of the Selling Securityholders has, or within the past three years has had, any position, office, or other material relationship with us. The following Selling Securityholders held positions as officers and/or directors of the Company and the Bank as follows: Michael J. Morris: Chairman of the Board of Directors; Michael E. Pfau: Director; Daniel J. O'Hare: Director; Mark C. Fugate: Director; Dee Lacey: Director; Michael J. Behrman, M.D.: Director; Lawrence P. Ward: Chief Executive Officer, Director; and Kenneth Dewar: Director.

        As mentioned in "—Plan of Distribution," in offering the Securities covered by this prospectus, the Selling Securityholders (and any brokers, dealers or agents that participate in the distribution of Securities) may be deemed to be "underwriters" within the meaning of the Securities Act.

Board Representation and Board Observer Rights of Certain Selling Securityholders

        In connection with the March 2010 Private Placement, two of the Selling Securityholders, Patriot Financial Partners, L.P. and Patriot Financial Parallel Partners, L.P. (collectively referred to herein as "Patriot") obtained the right to representation on our Board of Directors and on our Board of Directors of the Bank. Specifically, the Company agreed to submit for regulatory approval one of the Patriot principals to serve on the boards of both the Company and the Bank, and to submit for approval an amendment to the Company's bylaws increasing the range of the board of directors to 9 to 15. Having received the required regulatory approval and Shareholder Approval, Patriot is entitled to nominate one person to be elected or appointed to our board of directors (and our board of directors of the Bank) subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and the Bank. In that connection, Patriot has nominated James J. Lynch as a director. So long as Patriot holds an aggregate interest of at least 4.9% of all outstanding shares of our Common Stock (counting for such purposes all shares of Common Stock into which or for which shares of any Preferred Stock owned by Patriot are directly or indirectly convertible or exercisable (which we refer to as a "Qualifying Ownership Interest"), we will be required to recommend to our shareholders the election of Patriot's board representative at our annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance and Nominating Committee of the Board. For so long as Patriot is entitled to a board representative but does not have a board representative serving on our Board of Directors, Patriot will be entitled to designate one board observer subject to applicable legal requirements.

        Another Selling Securityholder, Castle Creek Capital Partners IV, LP ("Castle Creek"), is entitled to designate one board observer to attend board of director meetings subject to applicable legal requirements for so long as Castle Creek also has a Qualifying Ownership Interest (based on its ownership).

Securities Covered by this Prospectus Held by Selling Securityholders

        The following table sets forth a list of the Selling Securityholders and their ownership of Securities to be offered pursuant to this prospectus. All percentages are based on the 26,241,490 shares of Common Stock that will be outstanding assuming the full conversion of the Preferred Stock (before any adjustment in the conversion ratios).

        We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the Securities offered under this prospectus. Because the Selling Securityholders may offer all or some of the Securities pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such Securities, we cannot estimate the number of Securities that will be held by the Selling Securityholders after completion of the offering. For purposes of the table below, we have assumed that Selling Securityholders would sell all of the Securities held by them and therefore would hold no Securities following the offering and hold zero percentage of the Securities following the offering, other than shares of Common Stock that certain Selling Securityholders informed us they acquired independently of the March 2010 Private Placement and are not including for resale in this offering. Except as stated in the footnotes, each Selling Securityholder has requested that their full allotment of Securities be registered for resale in this offering.

        The information set forth below is based on information provided by the Selling Securityholders.

Common Stock and Series C Preferred Stock

Name of Selling Securityholder	Shares of Series C Preferred Stock owned pre- offering(1)	Shares of Common Stock beneficially owned pre- offering(1)(2)		Maximum shares of Series C Preferred Stock to be offered	Maximum shares of Common Stock to be offered	Shares of Series B Preferred Stock owned Post Offering(3)	Shares of Series C Preferred Stock owned Post Offering(3)	Shares of Common Stock Owned Post Offering(3)(5)(6)	Percentage of Outstanding Common Stock Owned After Offering(4)
Castle Creek Capital Partners IV, LP	1,189,538	2,355,384		1,189,538	2,355,384	—	—	—	—
Ithan Creek Master Investment Partnership (Cayman) II, L.P.	—	92,308		—	92,308	—	—	—	0.0%
Bay Pond Investors (Bermuda) L.P.	—	832,580		—	812,000	—	—	20,580	0.1%
First Opportunity Funds, Inc. (Nominee: HARE AND CO.)	—	219,818		—	184,615	—	—	35,203	0.1%
Ithan Creek Master Investors (Cayman) II, L.P.	—	1,107,692		—	1,107,692	—	—	—	0.0%
MFP Partners, L.P.	—	1,165,846		—	1,165,846	—	—	—	0.0%
John Hancock Bank & Thrift Opportunities Fund	—	650,719		—	550,769	—	—	99,950	0.4%
John Hancock Regional Bank Fund	—	1,064,426		—	987,692	—	—	76,734	0.3%
Keefe Ventures Fund, L.P.	—	727,692		—	727,692	—	—	—	0.0%
Private Advisors Coinvestment Fund, L.P.	—	276,923		—	276,923	—	—	—	0.0%
Priority Insight Partners Master Fund, L.P.	—	430,769		—	430,769	—	—	—	0.0%
Endeavor Financial Restoration Fund L.P.	—	461,538		—	461,538	—	—	—	0.0%
Hot Creek Investors, L.P.	—	461,538		—	461,538	—	—	—	0.0%
Investors of America, L.P.	—	153,846		—	153,846	—	—	—	0.0%
James Diefberg IRA	—	153,846		—	153,846	—	—	—	0.0%
Cougar Trading, LLC	—	307,692		—	307,692	—	—	—	0.0%
Great Oaks Strategic Investment Partners, LP	—	184,615		—	184,615	—	—	—	0.0%
Zoltan H. Zsitvay	—	24,615		—	24,615	—	—	—	0.0%
Andrew K. Boszhardt, Jr.	—	36,923		—	36,923	—	—	—	0.0%
Foundation Financial Partners, LLC	—	46,525		—	30,769	—	—	15,756	0.1%
Fortress Partners Banc Ventures I, LP	—	61,538		—	61,538	—	—	—	0.0%
Fortress Partners Banc Ventures II, LP	—	61,538		—	61,538	—	—	—	0.0%
Philip J. Timyan	—	153,846		—	153,846	—	—	—	0.0%
Consector Partners, LP	—	153,846		—	153,846	—	—	—	0.0%
Five Corners Partners, L.P.	—	102,300		—	100,000	—	—	2,300	0.0%
Chrisman & Company, Inc.	—	20,000		—	20,000	—	—	—	0.0%
Patriot Financial Partners Parallel, L.P.(6)	—	531,486	(5)	—	452,000	—	—	79,486	0.3%
Patriot Financial Partners, L.P.(6)	—	3,076,679		—	2,616,615	—	—	460,064	1.8%
Malta Partners, L.P. (Sandler O'Neill Asset Management, LLC)(7)	—	53,215		—	52,615	—	—	600	0.0%

Name of Selling Securityholder	Shares of Series C Preferred Stock owned pre- offering(1)	Shares of Common Stock beneficially owned pre- offering(1)(2)	Maximum shares of Series C Preferred Stock to be offered	Maximum shares of Common Stock to be offered	Shares of Series B Preferred Stock owned Post Offering(3)	Shares of Series C Preferred Stock owned Post Offering(3)	Shares of Common Stock Owned Post Offering(3)(5)(6)	Percentage of Outstanding Common Stock Owned After Offering(4)
Malta Hedge Fund, L.P. (Sandler O'Neill Asset Management, LLC)(7)		186,823	—	184,923	—	—	1,900	0.0%
Malta Hedge Fund II, L.P. (Sandler O'Neill Asset Management, LLC)(7)		996,277	—	987,077	—	—	9,200	0.0%
Malta Offshore, Ltd. (Sandler O'Neill Asset Management, LLC)(7)		378,685	—	375,385	—	—	3,300	0.0%
SOAM Capital Partners, L.P. (Sandler O'Neill Asset Management, LLC)(8)		646,154	—	646,154	—	—	—	0.0%
JAM Partners, LP	—	923,077	—	923,077	—	—	—	0.0%
Banc Funds VI	—	521,587	—	244,308	—	—	277,279	1.1%
Banc Funds VII	—	558,028	—	222,462	—	—	335,566	1.3%
Banc Funds VIII	—	506,308	—	456,308	—	—	50,000	0.2%
Weichert Enterprise LLC	—	153,846	—	153,846	—	—	—	0.0%
Michael J. Morris	—	289,530	—	23,077	—	—	266,453	1.0%
Michael E. Pfau(9)	—	40,059	—	23,077	—	—	16,982	0.1%
Daniel J. O'Hare(10)	—	52,820	—	18,462	—	—	34,358	0.1%
Mark C. Fugate	—	98,596	—	8,615	—	—	89,981	0.3%
Dolores Lacey	—	91,975	—	7,692	—	—	84,283	0.3%
Michael J. Behrman	—	72,577	—	7,692	—	—	64,885	0.2%
Lawrence P. Ward(11)	—	380,752	—	5,846	—	—	374,906	1.4%
Kenneth Dewar	—	18,547	—	2,462	—	—	16,085	0.1%

(1)
As of June 10, 2010

(2)
Assumes complete conversion of all Series C Preferred Stock, and includes shares of Common Stock owned prior to March 2010 Private Placement.

(3)
Assumes that each selling shareholder will sell all shares offered by it under this prospectus.

(4)
This number represents the percentage of common stock to be owned by the selling shareholder after completion of the offering based on the number of shares of common stock outstanding on June 10, 2010, which includes the complete conversion of the Series B Preferred Stock (25,062,687), as adjusted to reflect the assumption that 1,189,538 shares of Series C Preferred Stock are converted in a like number of shares of Common Stock; so that there will be an aggregate of 26,252,225 shares of Common Stock outstanding.

(5)
Includes shares owned prior to the March 2010 Private Placement, which shares are not being offered pursuant to this prospectus.

(6)
Includes the 184,615 shares and 1,068,308 shares of Common Stock issued to Patriot Financial Partners Parallel, L.P. and Patriot Financial Partners, L.P. following the receipt of regulatory approvals. Patriot Financial Partners, GP, L.P. ("Patriot GP") is a general partner of each Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Funds") and Patriot Financial Partners, GP, LLC ("Patriot LLC") is a general partner of Patriot GP. In addition, each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. Pursuant to the Stock Purchase Agreement, the Funds, together, have the right to appoint one member or one observer to the Board of Directors of each of the Company and the Bank. The Company and the Bank have provided notice to the Reserve Bank, the FDIC and the DFI of their intent to appoint Mr. Lynch as a director of the Company and the Bank.

(7)
Each of these funds is managed by Sandler O'Neill Asset Management, LLC. Terry Maltese is the managing member of Sandler O'Neill Asset Management, LLC and as such has sole voting and dispositive power over the shares held by the funds. Mr. Maltese disclaims beneficial ownership over the shares held by these funds except to the extent of his pecuniary interest therein.

(8)
SOAM Capital Partners, LP is managed by SOAM Ventures, LLC, which is an affiliate of Sandler O'Neill Asset Management, LLC. Terry Maltese is the managing member of SOAM Ventures, LLC and as such has sole voting and dispositive power over the shares held by this fund. Mr. Maltese disclaims beneficial ownership over the shares held by SOAM Capital Partners, LP except to the extent of his pecuniary interest therein.

(9)
Shares of Common Stock purchased for Pfau Revocable Trust for which Michael E. Pfau is trustee.

(10)
Shares of Common Stock purchased for Glenn, Burdette, Phillips and Bryson Tax and Business Services, Inc. 401-K Employee Profit Sharing Plan for which Daniel J. O'Hare is trustee.

(11)
Shares of Common Stock purchased for Ward Family Trust for which Lawrence P. Ward is trustee.

PLAN OF DISTRIBUTION

        We are registering the Securities issued to the Selling Securityholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

        The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent's commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Securityholders may use any one or more of the following methods when selling Securities:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

        Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

        In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

        The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The Selling Securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        Each Selling Securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Upon being notified in writing by a Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each such Selling Securityholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such Securities were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

        Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

        We will pay all expenses of the registration of the Securities pursuant to a registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that each Selling Securityholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

        The validity of the Securities offered pursuant to this prospectus will be passed upon for us by Stuart -- Moore, Attorneys at Law, San Luis Obispo, California.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Vavrinek, Trine, Day & Co., LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

        We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 31, 2010, Commission File Number 000-25020;

  •
  our Quarterly Report on Form 10-Q for the quarter ending on March 31, 2010, filed on May 5, 2010, Commission File Number 000-25020;

  •
  our Current Reports on Form 8-K and amendments thereto filed with the SEC on March 8, March 10, March 15, March 25, 2010, and June 9, all Commission File Number 000-25020 (other than the portions of those documents not deemed to be filed); and

  •
  those portions of our Definitive Proxy Statement on Schedule 14A deemed incorporated into our Annual Report on Form 10-K, filed with the SEC on March 31, 2010.

        To the extent that any information contained in any report in Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

545 12th Street
Paso Robles, California 93446
(805) 239-5200
Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.heritageoaksbancorp.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

PART II    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$5,373.00
*Legal fees and expenses	$5,000.00
*Accounting fees and expenses	$5,000.00
*Printing costs	$2,000.00
*Mailing and other miscellaneous expenses	$1,500.00

*Total	$18,873

*
Estimated

Item 15.    Indemnification of Directors and Officers

        Heritage Oaks Bancorp, as a California corporation, is subject to the California General Corporation Law (the "CGCL"), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

        With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

        The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

        The Bylaws of Heritage Oaks Bancorp provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Directors' and Officers' Liability Insurance

        Heritage Oaks Bancorp presently maintains a policy of directors' and officers' liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Item 16.    Exhibits

        The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation C of the Securities Act of 1933 ("Rule 424(b)") if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)
    If the registrant is relying on Rule 430B:

    (a)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (b)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    (ii)
    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)
    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (7)   The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (8)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against, such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Paso Robles, State of California on June 11, 2010.

HERITAGE OAKS BANCORP
By:	/s/ LAWRENCE P. WARD Lawrence P. Ward
President and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 11, 2010.

Signature	Capacity

* MICHAEL J. MORRIS	Chairman of the Board
* DONALD H. CAMPBELL	Vice Chairman of the Board
/s/ LAWRENCE P. WARD LAWRENCE P. WARD	Director, President and CEO
* MICHAEL J. BEHRMAN, M.D.	Director
* KENNETH L. DEWAR	Director
* MARK C. FUGATE	Director
* DOLORES T. LACEY	Director
* MERLE F. MILLER	Director
* DANIEL J. O'HARE	Director
* MICHAEL E. PFAU	Director
* ALEXANDER F. SIMAS	Director

*
By Lawrence P. Ward as Attorney-in-fact.

EXHIBIT INDEX

Exhibit No.	Exhibit
3.1	Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3.1(a)-(d) to the Company's Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 31, 2010.
3.2
Amended and Restated Bylaws of the Company (as amended November 16, 2000). Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 31, 2010.
4.1
Certificate of Determination for Series C Convertible Perpetual Preferred Stock of Heritage Oaks Bancorp. Incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on March 15, 2010.
5.1	Opinion of Stuart -- Moore
23.1	Consent of Vavrinek, Trine, Day & Co.
23.2	Consent of Stuart -- Moore (included in Exhibit 5.1).
24.1	Power of Attorney*
99.1	Consent of James J. Lynch*

*
Previously filed